UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

July 29, 2021

Date of Report (Date of earliest event reported)

Canadian Pacific Railway Limited

(Exact name of registrant as specified in its charter)

Canada	001-01342	98-0355078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7550 Ogden Dale Road S.E. Calgary AB	T2C 4X9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 319-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Shares, without par value, of Canadian Pacific Railway Limited	CP	New York Stock Exchange Toronto Stock Exchange
Perpetual 4% Consolidated Debenture Stock of Canadian Pacific Railway Company	CP/40 BC87	New York Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01	Other Events.

On July 29, 2021, Canadian Pacific Railway Limited issued a press release announcing the filing of a preliminary proxy statement in connection with the special meeting of the stockholders of Kansas City Southern, a Delaware corporation, to be held on August 19, 2021. A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

Exhibit 99.1	Press release issued July 29, 2021 by Canadian Pacific Railway Limited.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2021

CANADIAN PACIFIC RAILWAY LIMITED

By:	/s/ Nizam Hasham
Name:	Nizam Hasham
Title:	Assistant Corporate Secretary

Exhibit 99.1

CP Files Proxy Statement Asking KCS Shareholders to Vote Against

the Proposed CN-KCS Merger and Adjourn Shareholder Vote

CALGARY – July 29, 2021 – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) (“CP”) today announced it has filed a proxy statement asking Kansas City Southern (“KCS”) shareholders to vote “AGAINST” the proposed Canadian National-KCS combination at the KCS special meeting of stockholders on Aug. 19, 2021 so that CN’s proposed acquisition can be decided at a later date, when more information will be available to KCS’s stockholders.

“CP has always said it wanted to do a friendly deal with KCS and that remains true,” said Keith Creel, CP President and Chief Executive Officer. “CP would have preferred not to appeal directly to KCS’s stockholders, but given the impending vote on CN’s proposal, we believe we have no choice. What we are doing here is simply contesting the vote on the CN-KCS proposal because a ‘yes’ vote now would lock KCS stockholders in until February 2022, instead of their being free to consider other, better, options.

“We want to ensure KCS stockholders are aware that a vote today, without the benefit of an STB decision on the CN voting trust proposal and without a chance to consider other proposals until the spring of next year, would not be in their best interests,” Creel added.

While the outcome of the STB’s decision on the CN voting trust cannot be known at this stage, KCS stockholders should be aware that voting to approve the CN-KCS merger while there is this level of regulatory uncertainty comes with severe consequences that are not in the KCS stockholders’ best interests.

Under the terms of KCS’s merger agreement with CN, following receipt of KCS stockholder approval of the merger, KCS will no longer be permitted to consider any alternative proposals. KCS also will be unable to terminate its merger agreement with CN in connection with any proposal that is superior to the CN-KCS merger. KCS stockholders will not have another opportunity to vote on the merger.

Effectively, this means that if STB voting trust approval is not received and/or continues to be litigated, and KCS stockholders have already approved the CN-KCS merger, KCS will be locked into the proposed CN merger until Feb. 21, 2022, the end date under the CN merger agreement, instead of being free to pursue other opportunities that may be in the best interests of KCS stockholders.

Until there is more certainty on how the STB will decide on CN’s voting trust, KCS stockholders should not be asked to vote in favor of the CN-KCS merger and foreclose their opportunity to consider other potential superior proposals.

CP-KCS remains the only viable Class 1 combination

The STB has already approved CP’s use of a voting trust and affirmed KCS’s waiver from the new rail merger rules it adopted in 2001 because a CP-KCS combination is truly end-to-end, pro-competitive, and the only viable Class 1 combination.

As previously announced, CP continues to pursue its application process to acquire KCS so that the pro-competitive CP-KCS combination can be reviewed by the STB and implemented without undue delay, in the event that KCS’s agreement with CN is terminated or CN is otherwise unable to acquire control of KCS.

For more information on the benefits of a CP-KCS combination and the risks that a CN-KCS transaction would pose to the railway industry and North America, visit FutureForFreight.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

CP, together with the other participants named in this news release (collectively, “Canadian Pacific”), has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes of the stockholders of KCS, against the proposal to adopt the Agreement and Plan of Merger, dated as of May 21, 2021 (the “CN Merger Agreement”), by and among Canadian National Railway Company, a Canadian corporation (“CN”), Brooklyn Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of CN, and KCS. The definitive proxy statement will be sent to the stockholders of KCS once it becomes available.

INVESTORS AND STOCKOLDERS OF KCS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KCS, CANADIAN PACIFIC, THE TRANSACTIONS CONTEMPLATED BY THE CN MERGER AGREEMENT AND RELATED MATTERS AND DEVELOPMENTS. THE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS, WHEN FILED WITH THE SEC, WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, INVESTORS AND STOCKHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC ONLINE AT INVESTOR.CPR.CA, OR UPON REQUEST TO CANADIAN PACIFIC’S PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT (212) 750-5833 OR TOLL-FREE AT (877) 456-3442.

PARTICIPANTS IN THE SOLICITATION

The participants in the proxy solicitation are anticipated to be CP, Isabelle Courville, Edward R. Hamberger, Matthew H. Paull, Keith E. Creel, Nadeem S. Velani and John K. Brooks. As of the date of this news release, none of CP, Ms. Courville, Mr. Hamberger, Mr. Velani or Mr. Brooks are the beneficial owner of any shares of common stock, par value $0.01 per share, or 4% noncumulative preferred stock, par value $25.00 per share, of KCS (collectively, the “Shares”). Mr. Paull is the beneficial owner of 34 Shares, and Mr. Creel is the beneficial owner of seven Shares. Information about CP’s directors and executive officers may be found in its 2021 Management Proxy Circular, dated March 10, 2021, as well as its 2020 Annual Report on Form 10-K filed with the SEC and applicable securities regulators in Canada on February 18, 2021, available free of charge on its website at investor.cpr.ca and at www.sedar.com and www.sec.gov.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This news release includes certain forward-looking statements and forward looking information (collectively, FLI). FLI is typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the following: changes in business strategies and strategic opportunities; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; potential changes in the CP share price; the ability of management of CP, its subsidiaries and affiliates to execute key priorities; general North American and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada and the U.S.; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of CP’s budgeted capital expenditures in carrying out CP’s business plan; services and infrastructure; the satisfaction by third parties of their obligations to CP; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada and the U.S.; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; regulatory and legislative decisions and actions; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; and the pandemic created by the outbreak of COVID-19 and resulting effects on CP’s business, operating results, cash flows and/or financial condition, as well as resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains.

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by CP with Canadian and U.S. securities regulators. Reference should be made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” in CP’s annual and interim reports on Form 10-K and 10-Q. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this news release is expressly qualified in its entirety by these cautionary statements.

ABOUT CANADIAN PACIFIC

Canadian Pacific (TSX: CP) (NYSE: CP) is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR

Contacts:

Media

Alert_MediaRelations@cpr.ca

Investment Community

Chris De Bruyn

Tel: 403-319-3591

investor@cpr.ca